EXECUTION COPY

ASSET PURCHASE AGREEMENT

BETWEEN

VERISIGN, INC.

Buyer

AND

CYBERCASH, INC.

Seller

April 17, 2001

	(f)	Order Approving Notice Procedures	18

	(g)	Post-Closing Access to Records	18

	(h)	Access to Certain Employees	18

9.	CONDITIONS TO CLOSING		18

	(a)	Conditions to Obligation of Buyer	18

	(b)	Conditions to Obligation of Seller	19

10.	TERMINATION		20

	(a)	Mutual Agreement	20

	(b)	Adverse Development	20

	(c)	Termination by Buyer	20

	(d)	Termination by Seller	20

	(e)	Effect of Termination	20

11.	MISCELLANEOUS		21

	(a)	Survival of Representations and Warranties	21

	(b)	Expenses and Fees	21

	(c)	Transfer Taxes	21

	(d)	Waiver	21

	(e)	Press Releases and Public Announcements	21

	(f)	Third-Party Beneficiaries	21

	(g)	Entire Agreement; Amendment	22

	(h)	Succession and Assignment	22

	(i)	Counterparts: and Facsimile Execution	22

	(j)	Headings	22

	(k)	Notices	22

	(l)	Governing Law; Jurisdiction	23

	(m)	Arbitration	24

	(n)	Confidentiality	24

	(o)	Severability	24

	(p)	Incorporation of Disclosure Letter	24

EXHIBITS

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Bill of Sale

Exhibit C	Closing Certificate of Seller

Exhibit D	Closing Certificate of Buyer

Exhibit E	Name Change Agreement Re Transfer of Domain Name

Exhibit F	Sale Order

Exhibit G	Intentionally Not Included

Exhibit H	Accounts Receivable Collection Agreement

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made this 17th day of April, 2001 by and between VERISIGN, INC., a Delaware corporation (“Buyer”), and CYBERCASH, INC., a Delaware corporation (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and together the “Parties.”

RECITALS

          A.          Seller desires to sell to Buyer, and Buyer desires to purchase and acquire from Seller, certain assets used or held for use in connection with the Business (as defined below) in accordance with and subject to the terms and conditions set forth in this Agreement.

          B.          Seller has filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (as defined below) (the “Bankruptcy Case”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) as Case No. 01-0622 (MFW) jointly administered with cases 01-0623 and 01-0624 (MFW).

          C.          The Acquired Assets (as defined below) will be sold pursuant to the terms and conditions of this Agreement and an order of the Court approving such sale under Sections 105, 363, 365 and 1146 of the United States Bankruptcy Code (11 U.S.C. § 101 et. seq.) (the “Bankruptcy Code”), and such sale will include the assumption and assignment of certain executory contracts and unexpired leases and liabilities thereunder in accordance with Section 365 of the Bankruptcy Code.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

          1.          DEFINITIONS; INTERPRETATION.

                       (a)          Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified below:

          “AAA” has the meaning set forth in Section 11(m).

          “Accounts Receivable” means all rights to payment for goods sold, licensed or leased or for services rendered, all sums of money or other proceeds due or becoming due thereon and all instruments pertaining thereto.

          “Acquired Assets” has the meaning set forth in Section 2(a) hereof.

          “Acquired Contracts” means all contracts to which Seller is a party except for those contracts listed in Section 2(b)(v) of the Disclosure Letter and which Acquired Contracts will be identified on Attachment 1 to the Assumption Agreement.

          “Acquired Leases” means the real and personal property leases relating to property that is used or held for use solely or primarily in connection with the conduct of the Business identified in Section 5(h) of the Disclosure Letter.

          “Acquired Subsidiaries” means ICVerify, Inc., Tellan, Inc. and CyberCash India, Pvt. Ltd.

          “Affiliate” means, with respect to any Person; (i) a spouse or member of the immediate family of such Person; (ii) any member, manager, director, officer or partner of such Person; (iii) any corporation, partnership, business, association, limited liability company, firm or other entity of which such Person is a member, manager, director, officer or partner or owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity interests; and (iv) any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such first Person.

          “Assumed Liabilities” has the meaning set forth in Section 2(c).

          “Assumption Agreement” means that certain assignment and assumption agreement to be executed and delivered by the Parties at Closing in substantially the form of Exhibit A attached hereto.

          “Bankruptcy Case” has the meaning set forth in the preamble to this Agreement.

          “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 1.01 et. seq., as in effect on the date Seller files its voluntary petitions for relief with the Court as set forth in the preamble to this Agreement.

          “Bid Procedures Order” means that Order dated March 23, 2001 entered in the Bankruptcy Case, approving, inter alia, a break up fee and form of an asset purchase agreement and establishing procedures for the submission of bids for Acquired Assets, Acquired Contracts and Acquired Leases.

          “Bill of Sale” has the meaning set forth in Section 4(b).

          “Breakup Fee” has the meaning set forth in Section 3(c).

          “Business” means Seller’s Software Businesses and Payment Services Businesses.

          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Wilmington, Delaware, are authorized or required by Law to be closed.

          “Buyer’s Closing Documents” has the meaning set forth in Section 4(c).

          “Claim” shall have the meaning set forth in Section 101(5) of the Bankruptcy Code.

          “Closing” has the meaning set forth in Section 4(a).

          “Closing Date” has the meaning set forth in Section 4(a).

          “Code” means the Internal Revenue Code of 1986, any amendments thereto, any successor statutes and any regulations promulgated thereunder.

          “Collection Agreement” has the meaning set forth in Section 4(b)(ix).

          “Confidential Information” means all trade secrets and all proprietary and confidential information concerning the businesses and affairs of Seller and its Affiliates, the Acquired Assets or the Business that are not already generally available to the public.

          “Court” has the meaning set forth in the preamble to this Agreement.

          “Disclosure Letter” has the meaning set forth in Section 5.

          “Effective Time” has the meaning set forth in Section 4(a).

          “Employees” means the employees of Seller immediately prior to the Effective Time.

          “Excluded Assets” has the meaning set forth in Section 2(b).

          “Excluded Liabilities” has the meaning set forth in Section 2(d).

          “Excluded Subsidiaries” means Reston Parkway I, Inc., a Delaware corporation and Reston Parkway II, Inc., a Delaware corporation, and any Subsidiary of either such entity, and any subsidiary not defined as an Acquired Subsidiary.

          “Financial Statements” means CyberCash, Inc.’s audited consolidating profit and loss statements for the Business for the fiscal year ended December 31, 2000.

          “Former Seller Employees” has the meaning set forth in Section 7.

          “GAAP” means United States generally accepted accounting principles as in effect from time to time.

          “Governmental Authority” means any agency, board, bureau, executive, court, commission, department, legislature, tribunal, instrumentality or administration of the United States, a foreign country or any state, provincial, territorial, municipal, county, local or other governmental entity in the United States or a foreign country.

          “Governmental Permits” means all licenses, permits, approvals, consents, certificates, waivers, exemptions, orders, registrations, certificates, variances and other authorizations from any and all Governmental Authorities, including any state sales tax numbers, used or held for use solely or primarily in connection with the conduct of the Business.

          “Hired Employees” has the meaning set forth in Section 7.

          “Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all U.S. and foreign, reserved and unreserved trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all computer software programs, all copyrightable works, all copyrights, whether registered or unregistered and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including, without limitation, all object code, source code applications, operating systems, computer languages, utilities, tools, outputs, data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

          “Knowledge of Seller” means the actual knowledge of John H. Karnes, Arthur Pumo and Joseph G. Monteil.

          “Law” means any law, statute, regulation, rule, code, ordinance or court order enacted, adopted, issued or promulgated by any Governmental Authority.

          “Liability” or “Liabilities” means any and all liabilities, obligations, judgments, damages, charges, claims, costs, debts and indebtedness of any and every kind and nature whatsoever, absolute or contingent, liquidated or unliquidated, in Law, equity or otherwise.

          “Lien” means, with respect to any asset or property of any character, any mortgage, pledge, security interest, lien (including any mechanics or materialmen lien, tax lien, shipper or warehousemen lien or customs lien), restriction, right of first refusal, option or other right to acquire, transfer for security, charge, claim, easement, conditional sale agreement, title retention agreement, defect in title, or other interest, encumbrance or adverse claim of any nature pertaining to or affecting such asset or property, whether voluntary or involuntary and whether arising by Law, contract or otherwise.

          “Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse to the business, assets, financial obligations or results of operations of the Business, taken as a whole taking into account the operation of the Seller as a distressed company prior to and following the commencement of the Bankruptcy Case; provided, that: (i) commencement and conduct of the Bankruptcy Case as referenced in and contemplated by this Agreement; (ii) defaults under Governmental Permits, real property leases and personal property leases including the Acquired Leases, or contracts (including the Acquired Contracts) occasioned solely by the commencement of the Bankruptcy Case; and (iii) the insufficiency of working capital of the Business occasioned by the inability to obtain additional funding, shall not, individually or in the aggregate, be deemed to constitute a Material Adverse Effect.

          “Net Decline in Registered Customers” means the percentage determined by dividing (i) the number that is the difference between the number of Registered Merchants on the date the Court enters the Sale Order and the number of Registered Merchants on the date hereof by (ii) the number of Registered Merchants on the date hereof.

          “Ordinary Course of Business” means the ordinary course of business of Seller consistent with Seller’s past custom and practice (including with respect to quantity and frequency), taking into account the commencement of the Bankruptcy Case and the operation of the Seller as a distressed company prior to and following the commencement of the Bankruptcy Case including the occurrence of the following events: (i) defaults under Governmental Permits, real property leases and personal property leases including the Acquired Leases, or contracts (including the Acquired Contracts) occasioned solely by the commencement of the Bankruptcy Case; and (ii) the insufficiency of working capital of the Business occasioned by the inability to obtain additional funding.

          “Payment Services Businesses” means Seller’s operating business which consists of the development and distribution of transaction processing services over the internet, for business-to-business applications and business-to-consumer applications, including, but not limited to, the CyberCash Payment System and Server, but excluding the provision of such services and distribution of such products within Asia, Germany, or anywhere outside North America, and excluding the Affiliate Marketing Program.

          “Permitted Encumbrances” means Liens of Seller or the Acquired Subsidiaries arising or which have arisen in the Ordinary Course of Business and which have been approved by Buyer as permitted liens or encumbrances.

          “Person” means any individual, corporation, partnership, proprietorship, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority, or other entity, organization or institution of any type whatsoever,

          “Pre-Closing Employment Claims” has the meaning set forth in Section 7.

          “Preliminary Purchase Price” has the meaning set forth in Section 3(a).

          “Purchase Price” has the meaning set forth in Section 3(b).

          “Records” has the meaning set forth in Section 2(a).

          “Registered Merchants” means those customers of Seller that are obligated to pay Seller a minimum monthly fee.

          “Sale Order” means an order, in substantially the form attached hereto as Exhibit F, entered by the Court approving this Agreement and the Assumption Agreement and the transactions provided for herein and therein, including approval of assignments of executory contracts and unexpired leases which order shall be acceptable to Buyer in its reasonable discretion.

          “Seller’s Closing Documents” has the meaning set forth in Section 4(b).

          “Severance Obligations” means any obligation of Seller to pay to its current or former employees (i) severance, and (ii) accrued but unused vacation time, in each case in accordance with Seller’s standard policies as a result of termination of the employment of any such employee.

          “Software Businesses” means Seller’s operating business which consists of the development and distribution of software products, but excluding the provision of such services and distribution of such products within Japan.

          “Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) directly or indirectly, owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          “Transaction Documents” means the Seller’s Closing Documents and the Buyer’s Closing Documents.

                       (b)          Interpretation.

          Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires and, as used herein, unless the context otherwise requires, the words “hereof,” “herein,” and “hereunder,” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision hereof. The term “including” shall be deemed to mean including, without limitations. Accounting terms used herein shall have the meanings given to them by GAAP applied on a consistent basis by the Person to which they relate. References to any Law shall be construed as a reference to the same as in effect on the date of this Agreement. Unless otherwise expressly stated, all dollar amounts stated herein are in United States currency.

          2.          SALE AND PURCHASE OF ACQUIRED ASSETS; EXCLUDED ASSETS;
                       ASSUMPTION OF LIABILITIES.

                       (a)          Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, accept and acquire from Seller, free and clear of any and all Liens (other than Permitted Encumbrances), all of Seller’s right, title and interest as of the Effective Time in and to the properties and assets of Seller and its Affiliates (other than the Excluded Subsidiaries) that are owned and used or held for use solely or primarily in connection with the operation of the Business, of every kind, nature, character and description, wherever located, including the accounts receivable due to Seller by the Acquired Subsidiaries, but excluding the Excluded Assets (collectively, the “Acquired Assets”). By way of illustration, and not limitation, the term “Acquired Assets” includes, but is not limited to, each and all of the items in the following categories that conform to the definition of the term “Acquired Assets”:

                                    (i)           all machinery, equipment, software, motor vehicles, furniture, furnishings, computers, computer networks, computer hardware, telephone systems, fixtures, leasehold improvements, replacement parts, office supplies and similar tangible property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

                                    (ii)           all of the rights of Seller under the Acquired Contracts and the Acquired Leases for, and pertaining to, all periods from and after the Effective Time, including any right (A) to receive payment for products sold or services rendered after the Effective Time and (B) to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements to the extent such violations occur following the Effective Time;

                                    (iii)           all Intellectual Property to the extent permitted by law, and except to the extent that it is employed solely in connection with Excluded Assets, goodwill and contact telephone numbers associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringement thereto and rights to protection of interest therein under the laws of all jurisdictions, including any Intellectual Property arising after the date hereof, provided however that, if Seller is unable to transfer a license that is material to the operation of the Business, the parties shall agree to a reduction in the Purchase Price (as defined below) to be mutually agreed upon, or, if no such agreement can be reached, an amount to be determined by the Court;

                                    (iv)           all books, records, operating data, manuals, customer records and data and other materials (in any form or medium) except to the extent solely relating to the Excluded Assets, including advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records (subject to any necessary employee consents), manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual

Property disclosures, media materials and plates, accounting records, sales order files and litigation files (collectively, “Records”);

                                    (v)           to the extent their transfer is permitted by law, all Governmental Permits, including all applications therefor;

                                    (vi)          all manufacturer warranties and similar rights in favor of Seller with respect to any Acquired Asset;

                                    (vii)         all capital stock or other equity interests in the Acquired Subsidiaries; and

                                    (vii)         all rights associated with the following domain name: cybercash.com.

                      (b)          Excluded Assets. Notwithstanding anything to the contrary contained in Section 2(a) or any other provision of this Agreement, the Acquired Assets shall not include the following properties and assets of Seller and its Affiliates, as applicable (collectively, the “Excluded Assets”):

                                    (i)           all cash and cash equivalents, all bank, custody and investment accounts, all marketable securities;

                                    (ii)          all deposits, withholdings, prepayments, credits and refunds except as otherwise provided in Section 2(a)(vii);

                                    (iii)         all accounts, Accounts Receivable (except Accounts Receivable due to Seller from the Acquired Subsidiaries), notes and notes receivable which are payable to Seller or its Affiliates, all guaranties and security therefor, and all goods and services giving rise thereto and the rights pertaining to such goods and services and all related insurance with respect thereto and all security deposits and prepayments, prepaid expenses, deposits and advances, whether or not reflected on Seller’s books and records;

                                    (iv)         all Claims, causes of action, choses in action, rights of recovery, (y) relating to Excluded Assets, or (z) that have accrued, arisen or been asserted against any Person or that relate to any period before the Effective Time, in each case which do not relate primarily to the Acquired Assets (including without limitation fiduciary duty claims, tort claims and claims against current and former employees of the Seller that accrued prior to Closing), all rights and powers of a trustee and debtor-in-possession against any Person whatsoever, including all avoidance powers granted to Seller under the Bankruptcy Code and all causes of action and remedies granted pursuant to Sections 502, 510, 541, 544, 545, 547 through 551 and 553 of the Bankruptcy Code;

                                    (v)           all rights of Seller and its Affiliates in, to and under any agreement, lease or other contract with respect to which Buyer does not assume rights or obligations hereunder or under the Assumption Agreement and which are set forth in Section 2(b)(v) of the Disclosure Letter;

                                    (vi)          all capital stock or other equity interests of Seller and the Excluded Subsidiaries;

                                    (vii)          the certificate of incorporation, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other corporate documents and records relating to the organization or maintenance of the corporate existence of Seller and the Excluded Subsidiaries;

                                    (viii)         all assets held by or for the account of Seller or its Affiliates pursuant to the terms of any deferred compensation, incentive compensation, welfare or other employee benefit plan, or the assets of any related trust described in Section 401 of the Code;

                                    (ix)           all rights that accrue to Seller under this Agreement;

                                    (x)           any Governmental Permit or similar right that by its terms or applicable Law is not transferable to Buyer; and

                                    (xi)           the assets of Seller listed in Section 2(b)(x) of the Disclosure Letter.

                      (c)          Assumption of Liabilities. As additional consideration for the Acquired Assets, Buyer agrees to assume, pay, perform and discharge only those Liabilities specified herein and in Section 2(c) of the Disclosure Letter (collectively, the “Assumed Liabilities”).

                      (d)          Excluded Liabilities. Buyer shall not assume or be obligated or be responsible to pay, perform, satisfy or otherwise discharge any Liabilities whatsoever of Seller that are not specifically set forth in Section 2(c) of the Disclosure Letter (collectively, the “Excluded Liabilities”). The Excluded Liabilities include without limitation the Liabilities set forth in Section 2(d) of the Disclosure Letter.

          3.         PAYMENT.

                      (a)          Payment. In consideration of the transfer of the Acquired Assets and the other undertakings of Seller under this Agreement, and in addition to assuming the Assumed Liabilities, at Closing Buyer will pay to Seller via wire transfer of immediately available funds to an account designated by Seller, an amount equal to $20,400,000 (the “Preliminary Purchase Price”) subject to adjustment at Closing as set forth in Section 3(b) below.

                      (b)          Purchase Price Adjustment. If the number of Registered Merchants on the date the Court enters the Sale Order is less than the number of Registered Merchants on the date hereof, then the Preliminary Purchase Price shall be adjusted as follows:

                                    (i)           If the Net Decline in Registered Customers is less than or equal to 10%, then the Preliminary Purchase Price will not be adjusted pursuant to this Section 3(b).

                                    (ii)          If the Net Decline in Registered Customers is greater than 10% and less than or equal to 20%, then the Preliminary Purchase Price shall be reduced by 10%.

                                    (iii)         If the Net Decline in Registered Customers is greater than 20% and less than or equal to 30%, then the Preliminary Purchase Price shall be reduced by 20%.

                                    (iv)         If the Net Decline in Registered Customers is greater than 30%, at the Buyer’s option, either this Agreement shall be terminated, or the Preliminary Purchase Price shall be adjusted downward by 30%.

          The Preliminary Purchase Price as adjusted in accordance with this Section 3(b) is referred to herein as the “Purchase Price.”

          4.          CLOSING; CLOSING DOCUMENTS.

                       (a)           Closing. The closing (“Closing”) of the transactions contemplated hereby shall take place as soon as practicable following the date of entry by the Court of the Sale Order in the Bankruptcy Case (provided that the Sale Order states that it shall not be subject to any stay) (such date being referred to herein as the “Closing Date”) at the offices of Morris, Nichols, Arsht and Tunnell, 1201 N. Market Street, Wilmington, Delaware 19899, or such other time or such other place as may be mutually agreeable to the Parties. Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”). The Parties have committed to close by May 1, 2001, or at such other time as is mutually agreed upon.

                      (b)          Deliveries by Seller. Subject to the fulfillment or waiver of the conditions set forth in Section 9(b), at Closing, Seller shall deliver, or cause to be delivered, to Buyer the following (the “Seller’s Closing Documents”):

                                    (i)           a Bill of Sale and Assignment for the personal property assets to be conveyed to Buyer hereunder substantially in the form of Exhibit B attached hereto (“Bill of Sale”) and any other conveyance documents as may be reasonably requested by Buyer to effectuate the transactions contemplated hereby;

                                    (ii)          the Assumption Agreement;

                                    (iii)         a certified copy of the Sale Order;

                                    (iv)         a certificate of Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit C, duly executed by Seller;

                                    (v)          any transferable Governmental Permits assigned to Buyer;

                                    (vi)         originals (or copies thereof if originals are not available) of all of the Acquired Contracts, Acquired Leases and Records;

                                    (vii)         copies of certificates evidencing compliance with all applicable notice requirements under the Federal Rules of Bankruptcy Procedure and Local Bankruptcy Rules governing the approval by the Court of this Agreement and the transactions contemplated hereby;

                                    (viii)         such other endorsements, assignments and instruments as are contemplated by this Agreement or as are reasonably deemed necessary by Buyer or Buyer’s legal counsel to vest in Buyer good and valid title to the Acquired Assets (as contemplated by the Sale Order); and

                                    (ix)           the Accounts Receivable Collection Agreement substantially in the form attached hereto as Exhibit H (the “Collection Agreement”).

                                    (x)            the Name Change Agreement transferring the domain names listed in Section 2(a)(ix) from Seller to Buyer in the form attached hereto as Exhibit E.

                      (c)          Deliveries by Buyer. Subject to the fulfillment or waiver of the conditions set forth in Section 9(a), at Closing, Buyer shall deliver to Seller the following documents (the “Buyer’s Closing Documents”):

                                    (i)             the Purchase Price;

                                    (ii)            the Assumption Agreement;

                                    (iii)           a certificate of Buyer, dated the Closing Date, substantially in the form attached hereto as Exhibit D duly executed by Buyer;

                                    (iv)           such other instruments as are contemplated by this Agreement or as reasonably deemed necessary by Seller or Seller’s legal counsel; and

                                    (v)            the Collection Agreement.

          5.          REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that the statements contained in this Section 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as set forth in the disclosure letter accompanying this Agreement and initialed by the Parties (the

“Disclosure Letter”). The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5 and Section 6 hereof.

                      (a)          Organization and Authority. Each of Seller, ICVerify, Inc. and Tellan, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller has requisite corporate power and authority (i) to own or lease its properties and assets (including the Acquired Assets) and to carry on the Business as it is now being conducted and (ii) to enter into this Agreement and each Transaction Document to be entered into by Seller and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and of each Transaction Document to be entered into by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, has been approved by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and upon approval of the Court will constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

                      (b)          No Approvals; Conflict. Except for (and subject to obtaining) the approval of the Court and any other approvals of Governmental Authorities identified in Section 5(b) of the Disclosure Letter, and except for (and subject to obtaining) any consents required in connection with the assignment to Buyer of Acquired Contracts and Acquired Leases (which consents are identified in Section 5(b) of the Disclosure Letter), the execution, delivery and performance by Seller of this Agreement and the Transaction Documents, the fulfillment of and compliance with the respective terms and provisions hereof and thereof by Seller and the consummation of the transactions contemplated hereby and thereby by Seller do not and will not: (i) require any consent, authorization or approval of or any filing or registration with any Governmental Authority or other Person; (ii) result in a breach of any material obligation; (iii) constitute a material default or an event creating rights of acceleration, termination or cancellation or a loss of material rights; or (iv) result in the creation or imposition of any material Lien upon any of the Acquired Assets, in each case under any provision of (A) the certificate of incorporation or bylaws of Seller, (B) any material contract, lease or agreement to which Seller is a party or (C) any Law to which Seller or any of the Acquired Assets is subject.

                      (c)          Litigation. Except as set forth in Section 5(c) of the Disclosure Letter and except for the Bankruptcy Case, there is no litigation, action, lawsuit, claim, audit, review. examination, inquiry, proceeding or investigation pending or, to the Knowledge of Seller, threatened against Seller or the Acquired Subsidiaries which relates to the Acquired Assets or the Business and there is no litigation, action, lawsuit, claim, audit, review, examination, inquiry, proceeding or investigation pending or, to the Knowledge of Seller, threatened, in which Seller or the Acquired Subsidiaries is the plaintiff or claimant, which in either case is material to the Business or the Acquired Assets. There is no litigation, action, lawsuit, claim, audit, review, examination, inquiry, proceeding or investigation involving Seller or the Acquired Subsidiaries pending or, to the Knowledge of Seller, threatened, which questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Documents. Except as set forth in Section 5(c) of the Disclosure Letter, there is no outstanding order, writ, injunction, or decree of any Governmental Authority against or affecting the Acquired Assets or the Business.

                      (d)          Financial Statements. The Financial Statements (i)  were derived from Seller’s historical records relating to the Business and (ii) fairly present in all material respects the items contained thereon. The Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business after giving effect to the transactions contemplated by this Agreement, reflect all material costs that historically have been incurred by the Business (other than the Excluded Liabilities) and present fairly the results of operations of the Business for the periods indicated. Seller shall provide copies of the Financial Statements to Buyer as soon as practicable after the date hereof.

                      (e)          Title to Acquired Assets. Except for Permitted Encumbrances, Seller has good and valid title to all of the Acquired Assets. Upon the execution and delivery to Buyer on the Closing Date of the Bill of Sale, the Assumption Agreement and any other instruments of transfer and assignment contemplated by this Agreement, and subject to the entry of a Sale Order by the Court, Seller will transfer to Buyer good and valid title to the Acquired Assets, in each case free and clear of all Liens (other than Permitted Encumbrances).

                      (f)            Environmental Matters. To the Knowledge of Seller, each of Seller and the Acquired Subsidiaries has in the conduct of the Business, and the use of all real property subject to the Acquired Leases, complied, in all material respects, with all federal, state and local, laws, rules, regulations, judicial decisions and decrees pertaining to the use, storage, transportation or disposal of hazardous waste or toxic materials, and with respect to such real property, there are presently no material violations of federal, state and local, laws, rules, regulations, judicial decisions and decrees pertaining to the use, storage, transportation or disposal of hazardous waste or toxic materials.

                       (g)          Contracts. The contracts listed in Section  5(g) of the Disclosure Letter constitute all the material contracts of Seller or the Acquired Subsidiaries including without limitation material contracts that (i) involve payment to or receipt by the Seller or the Acquired Subsidiaries of more than $5,000 per year (other than the contracts, if any, that Buyer with full information and knowledge thereof as provided to Buyer by Seller, has elected not to assume) and the originals or true and complete copies thereof have been, or will be, as a condition precedent to Closing, provided to Buyer; (ii) grant to any person or entity a right of first refusal or option to purchase or acquire any material assets; (iii) relate to the acquisition or disposition of any of the Acquired Assets; and (iv) restrict or prohibit the Seller or the Acquired Subsidiaries from engaging in any line of business or from competing with any person or entity. Except as set forth in Section 5(g) of the Disclosure Letter: (i) each of the Acquired Contracts is in full force and effect in all material respects and has been made available to Buyer; (ii) Seller has not assigned, transferred, pledged or otherwise conveyed its rights under any Acquired Contract; and (iii) no party to any of the Acquired Contracts is in default in any material respect in the performance, observance, or fulfillment of any obligation, covenant or condition contained therein, and to the Knowledge of Seller, no event has occurred that, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder in any material respect.

                      (h)          Real and Personal Property Leases. The leases set forth in Section 5(h) of the Disclosure Letter hereof constitute all of the real and personal property leases that are material to the Business (other than leases, if any, that Buyer, with full information and knowledge thereof as provided to Buyer by Seller, has elected not to assume) and the originals, or true, correct and complete copies thereof have been, or will as a condition precedent to Closing, be provided by Seller to Buyer. Except as set forth in Section 5(h) of the Disclosure Letter: (i) each of the Acquired Leases is in full force and effect in all material respects; (ii) all insurance required to be maintained by Seller under each Acquired Lease is in full force and effect; (iii) the Seller has not assigned, transferred, pledged or otherwise conveyed its rights under any Acquired Lease; and (iv) no party to any of the Acquired Leases is in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and to the Knowledge of Seller, no event has occurred that, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

                      (i)          Real Property; Condemnation. To the Knowledge of Seller, Seller has good and valid rights of ingress and egress to and from all real property leased under each Acquired Lease from and to the public streets for all usual street, road and utility purposes. To the Knowledge of Seller, none of such real property is subject to any pending suit for condemnation, expropriation or other taking by any Governmental Authority (or private party acting through such Governmental Authority), and, to the Knowledge of Seller, no such condemnation or other taking is threatened.

                      (j)          Employees Schedule. Within ten (10) days of the date hereof, Seller shall provide Buyer a list of all current employees of Seller or the Acquired Subsidiaries working solely or primarily in the Business. The amount of unused vacation, personal or sick time accrued by each such employee of Seller as of the date hereof while employed with Seller has been made available to Buyer. All employment agreements to which Seller is a party are set forth in Section 5(j) of the Disclosure Letter.

                      (k)          Brokers’ Fees. Except for any obligations Seller may have to pay First Annapolis Capital, Inc. and Jefferies & Company (as previously disclosed by Seller to Buyer), Seller has no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement.

                      (l)          Patents, Trademarks, Trade Names, Etc. Except as set forth in Section 5(l) of the Disclosure Schedule, the Seller owns or is licensed to use all patents, trade names, trademarks, copyrights and software used by the Seller in connection with the Business. Section 5(l) of the Disclosure Schedule contains a complete and accurate list of (i) all patents, registered trademarks, trade names, registered copyrights and material software owned or used by the Seller and all applications therefor and (ii) all material agreements relating to technology, know-how or processes which the Seller is licensed or authorized to use by others or granting to others a right to use or practice any rights under the Intellectual Property. No claims have been asserted against Seller by any person to the ownership of or the right to use Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect to the Intellectual Property; the use by the Seller of the Intellectual Property does not infringe on the rights of any person; and to the knowledge of Seller, no person is infringing upon or otherwise violating any of the Intellectual Property.

                       (m)         Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 5, Buyer is purchasing the Acquired Assets on an “as-is, where-is” basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets, and none shall be implied at law or in equity.

          6.          REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller that the statements contained in this Section 6 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as set forth in the Disclosure Letter.

                      (a)          Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has requisite power and authority to enter into this Agreement and each of the Transaction Documents to be entered into by Buyer and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and of each Transaction Document to be entered into by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been approved by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms.

                      (b)          No Approvals; Conflict. Except for the approval of the Court, the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, the fulfillment of and compliance with the respective terms and provisions hereof and thereof by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not (i) require any consent, authorization or approval of or any filing or registration with any Governmental Authority or other Person, (ii) result in a breach of any material obligation, (iii) constitute a material default or an event creating rights of acceleration, termination or cancellation or a loss of material rights, or (iv) result in the creation or imposition of any material Lien upon any of the Acquired Assets, in each case under any provision of (A) the articles of incorporation or bylaws of Buyer, (B) any material contract, lease or agreement to which Buyer is a party or (C) any Law to which Buyer or any of the Acquired Assets is or are subject.

                      (c)          Litigation. There is no litigation, action, lawsuit, claim, audit, review, examination, inquiry, proceeding or investigation involving Buyer pending or, to Buyer’s knowledge, threatened, which questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Documents.

                      (d)          Brokers’ Fees. Except for any obligation Buyer may have to pay First Annapolis Capital, Inc., Buyer has no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                       7.          EMPLOYEES. To the extent that Buyer hires any Employees in its sole discretion (the “Hired Employees”), (i) such employment shall be on an at-will basis, and (ii) the Buyer shall provide such Hired Employees with benefits pursuant to Buyer’s benefit plans and policies, which benefits shall commence effective as soon as practicable after the Closing Date or the date of hire, but in all events no longer than sixty (60) days following the Closing. Until such time, Seller shall maintain at the sole cost of Buyer, such Hired Employees’ current benefits and plans at the sole cost of Buyer. With respect to employee pension, welfare and fringe benefits provided by the Buyer to Hired Employees as soon as practicable after the Closing Date or the date of hire, but in all events no longer than sixty (60) days following the Closing, and subject to any terms, conditions or restrictions in Buyer’s plans which prohibit such actions, (i) service with the Seller credited as service for purposes of the Seller’s plans, policies, programs, and arrangements shall be recognized for purposes of participation, and benefit accrual under the Buyer’s plans, policies, programs, and arrangements, however excluding any stock options or other similar plans of Buyer which any employee may be eligible for, and (ii) the Buyer, to the extent not prohibited in its plans, policies, programs or arrangements, shall waive all waiting periods and pre-existing condition requirements under any plans that have any such requirements or restrictions. The Seller shall take any action that may be necessary or appropriate to ensure that each Hired Employee is 100% vested in his or her account balance under the 401(k) Plan (excluding all employer-matching contributions, if any, in such account balance), any other pension or welfare benefit plans of Seller, as soon as practicable after the Closing Date or the date of hire, but in all events no longer than sixty (60) days following the Closing. If Seller terminates any Employees on the Closing Date that do not become Hired Employees (“Former Seller Employees”), Buyer shall pay to Seller the Seller’s portion of Seller’s liabilities for Severance Obligations and any and all related obligations, including, but not limited to, those under the agreements listed in Section 5(j) of the Disclosure Letter. Buyer shall provide to Seller a list of potential Hired Employees within twenty-five (25) days of the date hereof, but shall have no obligation to hire employees on the list. Seller shall terminate all Hired Employees as of the Closing Date. Notwithstanding any provision herein to the contrary, except for the Assumed Liabilities and as otherwise set forth in this Section 7, Seller is solely responsible for defending, and for any Liabilities for, any Claims arising out of the employment or termination of employment of the Employees by Seller and for any salary, wages, overtime, bonuses, incentives, health care insurance and benefits, retirement benefits, pension benefits or similar employment-related payments or benefits of the Employees accruing or arising prior to or at the Effective Time (“Pre-Closing Employment Claims”). Buyer shall assume liability and have sole responsibility for all Claims arising out of Buyer’s employment of the Hired Employees after the

Effective Time and for all vacation, benefits, salary, bonuses, incentives, health care insurance and benefits, retirement benefits, pension benefits and other similar employment-related payments or benefits of the Hired Employees accruing or arising from the Hired Employees’ employment with Buyer after the Effective Time.

          8.          COVENANTS.

                      (a)          General. Subject to Section 8(f) below and the procedures set forth in the Bid Procedures Order, each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below.

                      (b)          Operation. Except as otherwise contemplated by this Agreement, Seller will not and will not cause or permit any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except that, subject to Section 8(f) below, Seller may take actions to sell its assets (or the assets of its Subsidiaries) other than the Acquired Assets or to wind up, discontinue or otherwise curtail the operations of the Excluded Subsidiaries.

                      (c)          Reasonable Access. Prior to Closing, Seller will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to permit representatives of Buyer to have access, at all reasonable times and in a manner so as not to interfere with the normal business operations of Seller and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Seller related to the Business and the Acquired Assets. Buyer will treat and hold as such any Confidential Information it receives from Seller and its Subsidiaries in the course of the reviews contemplated by this Section 8(c), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

                      (d)          Notice of Developments. At any time prior to Closing, Seller shall notify Buyer of any material development relating to the Business, including any development causing a breach of any of its representations and warranties hereunder. In addition, Seller shall, prior to Closing, supplement the Disclosure Letter hereto with respect to any matter coming to the Knowledge of Seller that, if existing or known as of the date hereof, would have been required to have been set forth or described in the Disclosure Letter. Any such supplemental disclosure shall not be deemed to cure any breach of any representation or warranty made herein as of the date hereof, nor shall it be deemed to have been disclosed to Buyer as of the date hereof for the purposes of determining whether or not Buyer has any further obligation to consummate the transactions contemplated hereby.

                      (e)          Seller shall take all reasonable action necessary to seek and obtain approval in the Bankruptcy Case of the transactions contemplated by this Agreement in accordance with the terms of the Bid Procedures Order.

                      (f)          Post-Closing Access to Records. Following Closing, Buyer agrees to permit representatives of Seller to have access, at reasonable times and in a manner so as not to interfere with the normal business operations of Buyer and its Subsidiaries, to the books and records of Buyer (including all books and records acquired from Seller hereunder) relating to the Acquired Assets or the conduct of the Business prior to the Closing Date so as to enable Seller to fulfill its duties as a debtor-in-possession and to prepare tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, to prosecute or defend legal actions or for other like proper purposes. Buyer agrees to preserve such records in its possession for a period of at least five (5) years from the Closing Date; provided that if Buyer desires to dispose of any such business records prior to the expiration of such five (5) year period, it shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to remove such of the records to be disposed of as Seller may select.

                      (g)          Access to Certain Employees. Seller shall have the right to continue to use the services of the Hired Employees for a period commencing as of the Effective Time and ending on the day which is one hundred and eighty (180) days thereafter with Buyer’s approval which shall not be unreasonably withheld, so long as (i) Seller shall reimburse Buyer for such services in an amount equal to a pro rata portion of Buyer’s payroll and all other employee related expenses for such Hired Employees, (ii) Seller shall reimburse Buyer for any other reasonable expenses incurred by Buyer in connection with the provision of such services, and (iii) Seller shall only use the services of the Hired Employee to the extent that such use does not materially interfere with the performance of their employment obligations to Buyer as determined in the reasonable discretion of Buyer.

          9.          CONDITIONS TO CLOSING.

                      (a)          Conditions to Obligation of Buyer. The obligation of Buyer to pay the Purchase Price and to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction (or written waiver by Buyer) of the following conditions:

                                    (i)           the representations and warranties of Seller set forth in Section 5 above shall be true and correct in all respects (in the case of any representation or warranty containing a materiality qualification) or in all material respects (in the case of an representation and warranty without any material qualification) at and as of the Closing Date;

                                    (ii)           Seller shall have performed and complied with all of its covenants hereunder in all material respects through Closing;

                                    (iii)           there shall not be any ruling, injunction, judgment, order, decree,

or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                                    (iv)           Seller shall have delivered to Buyer all of Seller’s Closing Documents, duly executed by Seller (as applicable);

                                    (v)           Seller shall have satisfied all obligations to cure all defaults under any Acquired Contracts or Acquired Leases;

                                    (vi)           all actions, consents or approvals required to be obtained from Governmental Authorities or any other Person in connection with the consummation of the transactions contemplated by this Agreement or by the Transaction Documents shall have been obtained and be in full force and effect, including the Sale Order from the Court (provided that the Sale Order states that it shall not be subject to any stay); and

                                    (vii)           the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Seller’s Subsidiaries other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing.

                      (b)          Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction (or written waiver by Seller) of the following conditions:

                                    (i)           the representations and warranties of Buyer set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

                                    (ii)           Buyer shall have performed and complied with all of its covenants in all material respects hereunder through Closing;

                                    (iii)           the Preliminary Purchase Price shall have been paid by Buyer via wire transfer of immediately available funds to an account designated by Seller;

                                    (iv)           there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                                    (v)           Buyer shall have delivered to Seller all of Buyer’s Closing Documents, duly executed by Buyer (as applicable); and

                                    (vi)           all actions, consents or approvals required to be obtained from Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement or by the Transaction Documents shall have been obtained and be in full force and effect, including the Sale Order from the Court (provided that the Sale Order states that it shall not be subject to any stay).

          10.        TERMINATION. The Parties may terminate this Agreement as provided below.

                      (a)          Mutual Agreement. Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to Closing.

                      (b)          Adverse Development. Without prejudice to Buyer’s rights pursuant to Section 10(c), Buyer may terminate this Agreement by giving written notice to Seller at any time prior to Closing in the event (i) (x) Seller has within the ten (10) Business Days prior to Buyer’s notice given Buyer notice pursuant to Section 8(d) above or (y) Seller should have given such notice under Section 8(d) but failed to do so and (ii) the development that is, or should have been, the subject of the notice has had or is likely, in Buyer’s reasonable discretion, to have a Material Adverse Effect.

                      (c)          Termination by Buyer. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to Closing:

                                    (i)           in the event Seller has breached in any material respect any representation, warranty or covenant contained in this Agreement, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of five (5) Business Days after the date the notice of breach was given;

                                    (ii)           if Closing shall not have occurred on or before May 31, 2001, by reason of the failure of any condition precedent under Section 9(a) (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

                                    (iii)           in accordance with Section 3(b)(iv) of this Agreement.

                      (d)          Termination by Seller. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to Closing:

                                    (i)           in the event Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of five (5) Business Days after the date of the notice of breach was given; or

                                    (ii)           if Closing shall not have occurred by midnight on May 1, 2001, (unless the failure results primarily from Seller itself breaching any representation, warranty or covenant contained in this Agreement).

                      (e)          Effect of Termination. In the event of the termination of this Agreement pursuant to this Section 10, this Agreement, except for the provisions of Sections 3(b), 3(c), 11(b), 11(e) and 11(l) shall forthwith become null and void and have no effect, without any liability on the part of either Party or their respective directors, officers or stockholders. Nothing in this Section 10 shall, however, relieve either party to this Agreement of liability for breach of this Agreement occurring prior to such termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

          11.       MISCELLANEOUS.

                      (a)          Survival of Representations and Warranties. None of the representations and warranties of the Parties contained in this Agreement or in any of the Transaction Documents shall survive Closing hereunder.

                      (b)          Expenses and Fees. Each Party shall pay its own costs and expenses incident to the preparation and negotiation of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and its compliance with all its agreements and conditions contained herein or therein, including all legal and accounting fees and disbursements and all costs of obtaining necessary consents.

                      (c)          Transfer Taxes. The transfer of the Acquired Assets as contemplated by this Agreement is being accomplished to further, and in contemplation of, a confirmed plan under Section 1129 of the Bankruptcy Code. As a consequence, pursuant to Section 1146(c) of the Bankruptcy Code, such transfer of the Acquired Assets should be exempt from United States federal or state transfer Taxes, including gains, transfer, conveyance, sales, documentary stamp and similar taxes. However, in the event such exemption is not available, Seller and Buyer shall each pay one-half of any applicable transfer Taxes.

                      (d)          Waiver. No terms or provisions hereof, including the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy, and no custom, payment, act, knowledge, extension of time. favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by Seller and Buyer. No assent, express or implied, by either party, or waiver by either party, to or of any breach of any term or provision of this Agreement or of the Disclosure Letter shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

                      (e)          Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to entry of a Sale Order without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

                      (f)          Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

                      (g)          Entire Agreement; Amendment. This Agreement, the Exhibits and the Disclosure Letter referred to herein and the Transaction Documents contain the entire understanding of the Parties with respect to the subject matter contained herein or therein and supersede in their entirety all prior or concurrent oral or written agreements, offers, proposals and understandings between the parties with respect to such subject matter. This Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties; provided, however, that (i) this Agreement may not be amended in any material manner after entry of a Sale Order without Court approval, and (ii) the Disclosure Letter may be amended at any time prior to the Effective Time to the extent that such amendments are not material.

                      (h)          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder. In the event Buyer assigns or delegates any of its rights hereunder as provided in the foregoing sentence, Buyer shall cause such Affiliate to be capitalized, or shall guarantee or otherwise provide financial support for the obligations of any such Affiliate to the extent such capitalization or financial support may be required in order to avoid objection to the assignment of the Acquired Contracts or Acquired Leases to such Affiliate under the provisions of Section 365 of the Bankruptcy Code.

                      (i)          Counterparts: and Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Parties may execute this Agreement and transmit such executed copy by facsimile and the recipient thereof shall be entitled to rely upon the same as if it were the original executed version thereof.

                      (j)          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                      (k)          Notices. All notices, requests, demands or other communications required or permitted by this Agreement: (i) shall be in writing; (ii) shall be deemed to have been given, forwarded, made or delivered: (A) if delivered in person or by overnight courier service, when so delivered, (B) if sent by facsimile transmission, when received (provided a copy shall be sent the same day via overnight mail), or (C) if sent by registered, certified or express mail, return receipt requested and postage prepaid, on the date of receipt (or on the date of attempted delivery if delivery is refused): and (iii) shall be addressed as follows:

                    if to Buyer:

VeriSign, Inc. 1350 Charleston Road Mountain View, CA 94043 Attn:General Counsel

Phone: (650) 961-7500 Facsimile: (703) 742-7461

With a Copy To:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A. 11921 Rockville Pike, Third Floor Rockville, Maryland 20852-2743 Attn: Morton A. Faller, Esquire

Phone: (301) 231-0928 Facsimile: (301) 230-2891

If to Seller:

CyberCash, Inc. 2100 Reston Parkway, Third Floor Reston, VA 20191 Attn: Chief Executive Officer

Phone: (703) 620-4200 Facsimile: (703) 264-5928

With a Copy To:

Piper Marbury Rudnick & Wolfe LLP 1200 19th Street, N.W. Washington, DC 20036 Attn: Edwin M. Martin, Jr., Esq.

Phone: (202) 861-3900 Facsimile: (202) 223-2085

Each party may designate by notice in writing a new or additional address to which any notice, request, demand or communication may thereafter be so given, served or sent. Notices, requests, demands and other communications hereunder may be given by the attorney of any party.

                      (l)          Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS

PRINCIPLES THEREOF, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE STATE AND FEDERAL COURTS OF THE STATE OF DELAWARE, INCLUDING THE COURT, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES HERETO (OR ANY OF SELLER’S CREDITORS OR OTHER PARTIES IN INTEREST IN THE BANKRUPTCY CASE AFFECTED HEREBY) PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR TO ANY MATTER ARISING HEREUNDER OR RELATED HERETO.

                      (m)          Arbitration. In the event the Court declines jurisdiction over any dispute concerning this Agreement, its effect, or the transactions contemplated by it, or the Court is found not to have such jurisdiction, the same shall be settled before a panel of three arbitrators in accordance with the then applicable provisions of the American Arbitration Association (“AAA”) using the rules of procedure of the State of Delaware. Each of Buyer on the one hand, and Seller on the other hand, will appoint one arbitrator, and those two arbitrators will appoint a third arbitrator. In the event that the two arbitrators cannot agree on a third arbitrator within ten (10) days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by the AAA in accordance with its then applicable rules. If either Buyer on the one hand, or Seller on the other hand, fails to appoint an arbitrator within forty-five (45) days after written notice from one Party to the other Party detailing the dispute, the arbitrator chosen by the Party that has chosen an arbitrator shall act as sole arbitrator. Punitive or exemplary damages shall not be permitted under any circumstances. All determinations made by a majority of the arbitrators shall be final and binding upon the Parties, with costs of arbitration to be allocated by the arbitration panel.

                      (n)          Confidentiality. Each of Seller and Buyer agrees to maintain in strict confidence any and all information each Party learns or discovers about the other or its respective Affiliates during the course of the negotiation, execution and delivery of this Agreement and agrees to abide by the terms and conditions set forth in the Mutual Confidentiality and Non-Disclosure Agreement dated March 16, 2001 by and between the Parties.

                      (o)          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                      (p)          Incorporation of Disclosure Letter. The Disclosure Letter identified in this Agreement is incorporated herein by reference and made a part hereof.

                      (r)          Assignment. Buyer hereby discloses that it intends to transfer certain of the Acquired Assets, Acquired Contracts and Acquired Leases to First Data Merchant Services Corporation (“FDC”), or to a subsidiary or entity related to FDC, pursuant to a pre-bid agreement between Buyer and FDC. Buyer and FDC have reserved the right to bid separately to acquire the Acquired Assets, Acquired Contracts and Acquired Leases, which each separately desires to purchase. Buyer represents that no agreement exists between FDC and Buyer which limits or controls the price to be bid for Seller’s assets which each seeks to purchase and therefore no restriction or restraint on the bidding has been imposed by their pre-bid agreement. Buyer may assign its right to acquire certain of the Acquired Assets, Acquired Contracts and Acquired Leases to FDC prior to or at the time of Closing, in which event FDC shall perform all obligations of Buyer under this Agreement with respect to the assets of Seller which it purchases and Buyer shall perform all obligations of Buyer under the Agreement with respect to the assets of Seller which it purchases. The allocation of the Purchase Price and any deposit shall be determined by Buyer and shall be provided to Seller prior to any such assignment.

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      IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

VERISIGN, INC.

By: /s/ Michael Frankel

Name: Michael Frankel

Title: Vice President

Date of Signature: April _____, 2001

CYBERCASH, INC.

By: /s/ John H. Karnes

Name: John H. Karnes

Title: CFO & EVP

Date of Signature: April 17, 2001

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

                       This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement’) is entered into as of 12:01 a.m. on [_________________], 2001, by and between CyberCash, Inc., a Delaware corporation, (“Assignor”), and VeriSign, Inc., a Delaware corporation (“Assignee”). Capitalized terms used herein and not otherwise herein defined are used as defined in that certain Asset Purchase Agreement dated as of [________________], 2001 by and between Assignor and Assignee (the “Purchase Agreement”).

WITNESSETH-

                       WHEREAS, Assignor owns and operates the Business; and

                       WHEREAS, in connection with the sale by Assignor to Assignee of certain assets of Assignor used in connection with the operation of the Business pursuant to the Purchase Agreement, the Parties contemplated and agreed that Assignor would assign certain contracts, leases and other obligations related to the Acquired Assets and the Business, and their rights and obligations thereunder, to Assignee; and

                       WHEREAS, Assignor desires to assign the Acquired Contracts and Acquired Leases, and its rights and obligations thereunder, to Assignee, subject to the terms and conditions set forth herein.

                        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

          1.          Assignment.

                      (a)          Assignor hereby assigns, transfers and sets over to Assignee all of Assignor’s right, title and interest in and to the Acquired Contracts identified on Attachment 1 hereto, and Assignor’s rights and obligations thereunder, effective as of 12:01 a.m. (Eastern Standard Time) on the Closing Date (the “Effective Time”).

                      (b)          Assignor hereby assigns, transfers and sets over to Assignee all of Assignor’s right, title and interest in and to the Acquired Leases identified on Attachment 2 hereto, and Assignor’s rights and obligations thereunder effective as of the Effective Time.

          2.          Assumption. Assignee hereby accepts the assignments referenced in Section 1 hereof and assumes and agrees to perform the duties and obligations under the Acquired Contracts and Acquired Leases, as fully as if Assignee were the original party thereto, accruing from and after the Effective Time.

          3.          Binding Effect, All of the terms, provisions and conditions of this Agreement shall inure to the benefit of and be enforceable by Assignee and its respective successors and assigns,

          4.          Entire Agreement. This Agreement and the Purchase Agreement embody the entire agreement and understanding of the parties with respect to the subject matter herein contained, and supersede all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement or the Purchase Agreement, and no party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not so set forth.

          5.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

* * * * *

{signatures on following page}

      IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have duly executed this Agreement as of the day and year first above written.

ASSIGNOR:

CYBERCASH, INC.

By: __________________________________

Name: ________________________________

Title: _________________________________

ASSIGNEE:

VERISIGN, INC.

By: __________________________________

Name: ________________________________

Title: _________________________________

ATTACHMENT 1

Acquired Contracts

ATTACHMENT 2

Acquired Leases

EXHIBIT B

BILL OF SALE

            KNOW ALL PERSONS BY THESE PRESENTS, that VERISIGN, INC., a Delaware corporation, has entered into an Asset Purchase Agreement dated [_________], 2001 (the “Purchase Agreement”) with CYBERCASH, INC., a Delaware corporation (“Seller”), providing, inter alia, for Seller’s sale to Buyer of certain of the assets associated with Seller’s Business. Except as otherwise defined herein, all initially capitalized terms used herein shall have the same meaning as ascribed to such term in the Purchase Agreement.

            For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, transfer, convey, grant, bargain, confirm, assign and deliver to Buyer, its successors and assigns forever, effective as of the Effective Time, all right, title and interest, legal or equitable, of Seller in the Acquired Assets, including all property and assets identified on Attachment 1 hereto, free and clear of all Liens, other than Permitted Encumbrances.

            TO HAVE AND TO HOLD all of such Acquired Assets unto Buyer, its successors and assigns, forever. Seller will execute and deliver all such further instruments of conveyance, assignment and further assurances, and shall take all such further acts as may be reasonably deemed necessary by Buyer, in order to vest, sell, transfer, convey, grant, bargain, confirm, assign and deliver to Buyer all of Seller’s right, title and interest in and to such Acquired Assets.

            Seller does hereby constitute and appoint Buyer, its successors and assigns, the true and lawful attorney-in-fact of Seller, with full power of substitution, in the name and stead of Seller, to demand and receive all right, title and interest in and to the Acquired Assets to which this Bill of Sale refers, and to do all other acts and things in relation thereto which Buyer, its successors or assigns, may deem desirable, Seller hereby acknowledging that the foregoing powers are coupled with an interest and accordingly are irrevocable.

            This Bill of Sale is subject to all of the terms and conditions of the Purchase Agreement. In the event of any conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

            IN WITNESS WHEREOF, intending to be legally bound hereby, Seller has duly executed this Bill of Sale as of [__________], 2001.

CYBERCASH, INC.

By: __________________________________

Name: ________________________________

Title: _________________________________

ATTACHMENT I

Acquired Assets

EXHIBIT C

CERTIFICATE OF CYBERCASH, INC.

           THE UNDERSIGNED, being the duly and validly elected and constituted Chief Financial Officer of CYBERCASH, INC., a Delaware corporation (“CyberCash”), in connection with the closing of the transactions contemplated by that certain Asset Purchase Agreement, dated as of [__________], 2001 (the “Purchase Agreement”), by and between CYBERCASH and VERISIGN, INC. , a Delaware corporation, does hereby certify to VeriSign, Inc. as follows:

          1.          The representations and warranties of CyberCash made in the Purchase Agreement, including the Disclosure Letter, and in the Transaction Documents were true and correct in all material respects when made (subject to the operation of Section 7(d) of the Purchase Agreement) and are true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, and CyberCash has performed and compiled in all material respects with the covenants and agreements required by the Purchase Agreement to be performed or complied with by CyberCash prior to the Closing.

          2.          No documents of CyberCash affecting its Certificate of Incorporation have been filed with the Secretary of State of the State of Delaware since [____________], 2001.

          3.          Each of the officers of CyberCash named below is a duly elected incumbent in the office indicated for him. and the signature set forth opposite such person’s name is the authentic signature of such person:

Name	Title	Signature

John H. Karnes	Chief Financial Officer	________________________

Daniel C. Lynch	Chairman and Chief Executive Officer	________________________

            Except as otherwise defined herein, all initially capitalized terms used herein shall have the same meaning as ascribed to such term in the Purchase Agreement.

            IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned has executed this Certificate as of [___________], 2001

_________________________________________________________________
John H. Karnes, Chief Financial Officer of CyberCash, Inc.

EXHIBIT D

CERTIFICATE OF VERISIGN, INC.

      THE UNDERSIGNED, being the duly and validly elected and constituted Secretary of VERISIGN, INC., a Delaware corporation, in connection with the closing of the transactions contemplated by that certain Asset Purchase Agreement, dated as of [_____________], 2001 (the “Purchase Agreement”), by and between VERISIGN, INC. and CYBERCASH, INC., a Delaware corporation (“CyberCash”), does hereby certify as follows:

          1.          The representations and warranties of VeriSign, Inc. made in the Purchase Agreement, including the Disclosure Letter and in the Transaction Documents were true and correct in all material respects when made and are true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, and VeriSign, Inc. has performed and complied in all material respects with all covenants and agreements required by the Purchase Agreement to be performed or complied with by it prior to the Closing.

          2.          No documents of VeriSign, Inc. affecting its Articles of Incorporation have been filed with the Secretary of State of the State of Delaware since _________, 2000.

          3.          Each of the officers of the VeriSign, Inc. named below is a duly elected incumbent in the office indicated for such person, and the signature set forth opposite such person’s name is the authentic signature of such person:

Name	Title	Signature

________________ ________________	___________________ ___________________	________________________ ________________________

          Capitalized terms not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [___________], 2001.

By: ____________________________________

Name: _________________________________

Title: __________________________________

EXHIBIT E

NAME CHANGE AGREEMENT RE TRANSFER OF DOMAIN NAME

(See Attachment)

EXHIBIT F

SALE ORDER

(See Attachment)

EXHIBIT G

INTENTIONALLY NOT INCLUDED

EXHIBIT H

ACCOUNTS RECEIVABLE COLLECTION AGREEMENT

                        THIS ACCOUNTS RECEIVABLE COLLECTION AGREEMENT (this “Agreement”) dated as of __________ ___, 2001 sets forth the terms and conditions under which VeriSign, Inc., a Delaware corporation (“VSI”), will undertake the collection of Accounts Receivable owed to CyberCash, Inc., a Delaware corporation (“CyberCash”).

W I T N E S S E T H:

                        WHEREAS, on March 2, 2001, CyberCash and two affiliated entities filed voluntary petitions for relief under chapter 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in Case Nos. 01-00622 (MFW) through 01-00624 (MFW) (the “Bankruptcy Cases”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

                        WHEREAS, pursuant to sale procedures approved in the Bankruptcy Cases, CyberCash and VSI have entered into an Asset Purchase Agreement dated as of April ____, 2001 for the sale and purchase of certain assets of CyberCash’s Business (the “Asset Purchase Agreement”);

                        WHEREAS, VSI did not purchase CyberCash’s Accounts Receivable (except for accounts receivable due CyberCash by an Acquired Subsidiary as defined in the Asset Purchase Agreement) in connection with the Closing of the Asset Purchase Agreement, which Accounts Receivable remain the property of CyberCash’s bankruptcy estates;

                        WHEREAS, pursuant to the Asset Purchase Agreement, CyberCash and VSI have agreed to enter into this Agreement for the collection of the Accounts Receivable; and

                        WHEREAS, capitalized terms used herein and not otherwise herein defined are used as defined in the Asset Purchase Agreement.

                        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.        GENERAL COLLECTION SERVICES

          A.          This Agreement shall be effective as of __________ ___, 2001 (the “Closing Date”) and shall continue until __________ ___, 2001, or such earlier date on which this Agreement may be terminated pursuant to Section VIII hereof (the “Termination Date”).

          B.          VSI shall use commercially reasonable efforts to collect the Accounts Receivable referred to VSI by CyberCash related to the business assets acquired by VSI and shall not employ any methods or tactics inconsistent with or contrary to the policies of CyberCash as previously employed in the Business.

          C.          In connection with the performance of its obligations hereunder, VSI shall:

                       1.          comply at all times in all material respects with all applicable federal, state, local or other applicable collection laws, including applicable state collection laws and licensing requirements or, in foreign jurisdictions, the foreign equivalents, if any; and

                       2.          employ at all times during the term of this Agreement the individuals listed on Exhibit A hereto (the “Employees”) whose responsibilities shall include collection of the Accounts Receivable.

II.      COMPENSATION AND EXPENSES

          A.          As full consideration for all services provided by VSI to or for the account of CyberCash pursuant to this Agreement, VSI shall be entitled to retain a servicing fee (the “Servicing Fee”) equal to (1) five percent (5%) of any Account Receivable that is collected by it from and after the Closing Date through the Termination Date within 0 - 30 days from the initial invoice date, (2) ten percent (10%) of any Account Receivable that is collected by it from and after the Closing Date through the Termination Date within 31 - 60 days from the initial invoice date, (3) fifteen percent (15%) of any Account Receivable that is collected by it from and after the Closing Date through the Termination Date within 61 - 90 days from the initial invoice date and (4) twenty percent (20%) of any Account Receivable that is collected by it from and after the Closing Date through the Termination Date after 90 days from the initial invoice date the actual amount of Accounts Receivable. If the amount of any Account Receivable collected by VSI is required for any reason to be returned to the applicable account debtor, VSI’s compensation shall be reduced by a percentage of the amount of the returned collections, which percentage shall be the same percentage that applied to the calculation of the Servicing Fee in connection with such Account Receivable. Notwithstanding the foregoing, it is the intent and agreement of the parties that the Accounts Receivable are not subject to disallowance, setoff, recoupment or reduction or any kind, including pursuant to Section 502(d) of the Bankruptcy Code.

          B.          In consideration of the compensation payable to VSI pursuant to Section II(A), VSI shall assume all responsibility for, and hereby agrees to pay, all fees, costs and expenses of any nature whatsoever relating to the collection or attempted collection of the Accounts Receivable, including, without limitation, the compensation, benefits and expenses of the Employees (the “Collection Costs”). In no event will VSI have the right to recover any Collection Costs from CyberCash and all collections of the Accounts Receivable, net of the Servicing Fee, shall be remitted to or for the account of CyberCash as provided herein, without setoff or other deduction.

III.      REPORTS AND REMITTANCES

          A.          At the end of each Business Day, VSI shall supply to CyberCash a report regarding the Accounts Receivable in such detail as CyberCash may reasonably request. Such reports shall include a roll forward detailing differences between opening and closing Accounts

Receivable balances. Each daily report shall detail the Servicing Fee deducted by VSI from collected Accounts Receivable and any reconcilements of the Servicing Fee on account of adjustments required hereunder.

          B.          Any payments on Accounts Receivable received by CyberCash on or before the Closing Date shall be deemed to be a payment to CyberCash based on its own collection activity, and VSI shall not be entitled to receive any Servicing Fee in respect thereof. Further, any payments received by VSI or CyberCash after the Termination Date shall be deemed to have been collected by CyberCash, and VSI shall not be entitled to any Servicing Fee in respect thereof. Any payments on Accounts Receivable received by VSI following the Termination Date shall by received by it solely in trust for CyberCash and the full amount of such payments (without deduction of any Servicing Fee) shall be remitted to or for the account of CyberCash as provided Section III(C).

          C.          The proceeds of all Accounts Receivable collected by VSI shall be deposited to a separate account maintained by VSI at an FDIC insured bank acceptable to CyberCash (the “Collection Account”). Such proceeds shall not be commingled with the funds of VSI or any third party. At or about 12:00 noon (Eastern Time) on each Business Day, VSI shall cause all collected balances in the Collection Account, net of VSI’s Servicing Fee allocable thereto (which shall be transferred to a separate VSI account), to be wire transferred in immediately available funds to the following account:

_________________________
__________, __________
ABA #: _______________
For A/C # _______________
Attention: _______________
Ref: _________________________

          D.          VSI acknowledges that following the closing date under the Asset Purchase Agreement, it will be conducting the Business formerly conducted by CyberCash and will be originating accounts receivable from many of the same customers who are account debtors with respect to the Accounts Receivable. VSI agrees that it will cause all payments on accounts receivable received from customers to be matched to actual invoices so that all payments that are properly allocable to the Accounts Receivable are properly credited to CyberCash and deposited to the Collection Account.

          E.          CyberCash and its representatives shall have the right to inspect and audit all books and records of VSI relating to the collection services provided by it under this Agreement. CyberCash will give VSI at least three (3) Business Days prior notice of any such inspection or audit and the parties shall reasonably cooperate as to minimize any disruption to the business of VSI caused by any such inspection or audit. VSI shall make its accountants and auditors, as well as the Employees, available to CyberCash or its representatives to answer questions. CyberCash shall also have access to VSI’s computer systems as reasonably necessary to conduct an inspection or audit.

IV.      REPRESENTATIONS AND WARRANTIES OF VSI

           The execution and delivery of this Agreement by VSI and the performance by VSI of its obligations hereunder will not result in any violation or conflict with any term of any agreement applicable to it. This Agreement is a legal, valid and binding obligation of VSI enforceable against VSI in accordance with its terms and VSI has the requisite power and authority to enter into and perform this Agreement. VSI has obtained the consent of any other parties required in connection with the transactions contemplated herein.

VI.     COVENANTS

          A.          VSI shall not, without CyberCash’s prior written consent, do any of the following:

                        1.          cause any legal action or proceeding to be initiated;

                        2.          refer or forward for any purpose any Account Receivable to any third person or organization;

                        3.          incur any expense chargeable to CyberCash except as may be otherwise provided herein; or

                        4.          report nonpayment of any Account Receivable to any credit reporting agency or make any representation in the course of its collection efforts as to how CyberCash will report the account.

          B.          In the event any material complaint or objection is received by VSI in connection with any Account Receivable referred to VSI hereunder, VSI shall, within twenty-four (24) hours, forward a summary of the complaint or objection and copies of all pertinent documents to CyberCash.

          C.          In the event of the initiation of any legal proceeding relating to collection activities hereunder, VSI shall return all documents forwarded to VSI by CyberCash upon request and will promptly forward to CyberCash a detailed summary of its collection action and procedures taken on the Account Receivable in question and copies of all its records concerning the Account Receivable. VSI may retain a copy of any file recalled or returned to CyberCash for compliance, audit and accounting purposes only, provided that VSI shall ensure the strict confidentiality of the information in the file and that no action will be taken on the file without the concurrence of CyberCash.

          D.          VSI shall follow current CyberCash account collection policies as well as any reasonable collection or customer service policy that CyberCash may transmit to VSI from time to time during the term of this Agreement.

VII.    INDEMNIFICATION

           VSI agrees to indemnify and hold CyberCash harmless for any and all costs and expenses (including reasonable attorneys fees and expenses) related to or arising out of any claims of any person or legal entity resulting from, or based upon any methods, procedures, devices or communication employed or made by VSI or any of its employees or agents. If legal action of any kind is commenced against CyberCash for any of the aforementioned acts, VSI at its sole expense will defend CyberCash in the event that CyberCash requests such defense.

VIII.   TERMINATION

           CyberCash may terminate this Agreement immediately upon notice to VSI if VSI fails to remit funds due to CyberCash on any Business Day in accordance with the requirements of Section III(C). CyberCash may also terminate this Agreement upon notice to VSI if VSI fails to comply in any material respect with any other requirements of this Agreement or the Asset Purchase Agreement and such failure continues for three (3) Business Days following notice of such default from CyberCash. In addition, CyberCash may at any time upon three (3) Business Days notice to VSI recall any Account Receivable referred to VSI hereunder and VSI shall promptly return such recalled Account Receivable and any records relating thereto. VSI may at any time return to CyberCash any Account Receivable that has not been collected within 120 days of the initial invoice date. CyberCash shall not be liable to VSI for any compensation relating to amounts collected on any recalled or returned Account Receivable. Promptly following the Termination Date, VSI shall deliver or return to CyberCash all records in its possession (including computer records) relating to collected or uncollected Accounts Receivable.

IX.    MISCELLANEOUS

          A.          All notices, requests, demands or other communications required or permitted by this Agreement: (1) shall be in writing; (2) shall be deemed to have been given, forwarded, made or delivered: (a) if delivered in person or by overnight courier service, when so delivered, (b) if sent by facsimile transmission, when received, or (c) if sent by registered, certified or express mail, return receipt requested and postage prepaid, on the date of receipt (or on the date of attempted delivery if delivery is refused); and (3) shall be addressed as follows:

If to VSI:

VSI VeriSign, Inc. 1350 Charleston Road Mountain View, CA 94043 Attn: General Counsel Phone: (650) 961-7500 Facsimile: (703) 742-7461

With a Copy to:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A. 11921 Rockville Pike, Third Floor Rockville, Maryland 20852-2743 Attn: Morton A. Faller, Esquire Phone: (301) 231-0928 Facsimile: (301) 230-2891

If to CyberCash:

CyberCash, Inc. 2100 Reston Parkway, Third Floor Reston, VA 20191 Attn: Chief Executive Officer Phone: (703) 620-4200 Facsimile: (703) 264-5928

With a Copy to:

Piper Marbury Rudnick & Wolfe LLP 1200 19th Street, N.W. Washington, D.C. 20036 Attn: Edwin M. Martin, Jr., Esq. Phone: (202) 861-3900 Facsimile: (202) 223-2085

Each party may designate by notice in writing a new or additional address to which any notice, request, demand or communication may thereafter be so given, served or sent. Notices, requests, demands and other communications hereunder may be given by the attorney of any party.

          B.          This Agreement is not assignable by VSI to any third party. Accounts Receivable referred to VSI pursuant to this Agreement cannot be assigned by VSI to any third party for collection.

          C.          This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

          D.          This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

          E.          This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          F.          No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way rights arising by virtue of any prior or subsequent such occurrence.

          G.          Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          H.          The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

          I.          In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          J.          Each party is acting as an independent contractor in the performance of its obligations under this Agreement. Nothing in this Agreement is intended, or shall be construed, to constitute or establish an agency, joint venture, partnership or fiduciary relationship between the parties, and neither party shall have the right or authority to act for or on behalf of the other party.

          K.          THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES HERETO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT OR ANY COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE, HAVING COMPETENT JURISDICTION OVER THE BANKRUPTCY CASES FOR ADJUDICATION OF ANY DISPUTES HEREUNDER.

          L.          VSI recognizes that in connection with the services to be performed by it pursuant to this Agreement, VSI will have access to CyberCash’s records and documents which may contain confidential information about customers, operations, activities, finances, trade secrets or other activities of CyberCash. VSI agrees that it will receive such information in strict confidence, whether or not such information is designated confidential by CyberCash and will inform its staff of the confidential nature of such information. VSI further agrees that VSI will not disclose such information to any person or entity at any time without CyberCash’s prior written authority to do so, unless VSI is required to do in response to legal process or regulatory inquiry (in which case VSI will advise CyberCash that VSI is turning over such information).

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VERISIGN, INC.

By: _________________________________________ Name: Title:

CYBERCASH, INC.

By: _________________________________________ Name: Title:

220894

EXHIBIT A

SCHEDULE OF EMPLOYEES

____________________
____________________
____________________
____________________
____________________